KPM FUNDS, INC.

                              PLAN OF DISTRIBUTION


         WHEREAS, Rule 12b-1 under the Investment Company Act of 1940 ("Rule 12b-1") provides that, except as provided in Rule 12b-1, it shall be unlawful for any registered open-end management investment company (other than such company complying with the provisions of Section 10(d) under the Investment Company Act of 1940 (the "1940 Act")) to act as distributor of securities of which such company is the issuer, except through an underwriter;

         WHEREAS, Rule 12b-1 provides that a registered open-end management investment company will be deemed to be acting as a distributor of securities of which it is the issuer, other than through an underwriter, if it engages directly or indirectly in financing any activity which is primarily intended to result in the sale of shares issued by such company, including, but not necessarily limited to, advertising, compensation of underwriters, dealers and sales personnel, the printing and mailing of prospectuses to other than current shareholders, and the printing and mailing of sales literature;

         WHEREAS, KPM Funds, Inc., a Nebraska corporation (the "Company"), has appointed Kirkpatrick, Pettis, Smith, Polian, Inc., a Nebraska corporation (the "Distributor"), the Distributor of the Company pursuant to a Distribution Agreement, under which the Distributor agrees to distribute and pay the costs of distributing shares of the Company, which shares shall be issued in series corresponding to the portfolios of the Company (referred to herein as the "Portfolio" or "Portfolios"), in consideration of which the Distributor shall receive fees and reimbursements from the Company as provided in the Distribution Agreement;

         WHEREAS, Rule 12b-1 provides that a registered, open-end management company may act as a distributor of securities of which it is the issuer, provided that any payments made by such company in connection with such distribution are made pursuant to a written plan describing all material aspects of the proposed financing of distribution and that all agreements with any person relating to implementation of the plan are in writing, and provided further that certain additional conditions are met;

               NOW, THEREFORE, the following shall constitute the Plan of Distribution (the "Plan"), pursuant to which distribution of the Company's shares of the Portfolios (the "Shares"), shall be made.

               Section 1.  Allocation of Responsibilities.

               (a) The Company shall be solely responsible for all actions required to be taken in connection with the offer, sale and distribution of the Shares, other than such actions as are expressly assumed by the Distributor pursuant to (1) the terms of this Plan and (2) the Distribution Agreement, which complies with the provisions of Sections 6 and 7 of this Plan.


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               (b) The  Distributor  shall  be  solely  responsible  for (1) the distribution of and payment of the costs of distributing the Shares, which costs shall include, by way of example, but not by way of limitation, compensation paid to registered representatives of the Distributor and to broker/dealers that have entered into sales agreements with the Distributor, the costs of printing
and  distributing   prospectuses,   statements  of  additional  information  and
shareholder reports to those who are not, at the time of such distribution, Company shareholders, the costs of preparing, printing and distributing sales literature, the costs of preparing and running advertisements on radio, television, newspapers or magazines, and costs connected with the use of a "toll-free" telephone number for the Company and other distribution-related expenses, but excluding fees and expenses of registering and qualifying the Company and the Shares for distribution under federal and state securities laws;
(2) such other responsibilities assumed by the Distributor pursuant to the Distribution Agreement; and (3) any other responsibilities in connection with the distribution of the Shares assumed by the Distributor pursuant to a written agreement which complies with Sections 6 and 7 of this Plan.

               Section 2.  Payment of Costs of Distribution.

               (a) As long as the Distribution Agreement, or any amendment thereto complying with Sections 6 and 7 of this Plan, shall remain in effect, the Company shall compensate the Distributor as provided therein for its costs of distribution of Shares incurred with respect to each of the Company's Portfolios, with compensation computed separately for each Portfolio based on the costs of distribution incurred with respect to each Portfolio, and such reimbursements shall not exceed the percentages indicated on Exhibit 1 attached hereto and incorporated by reference herein. Average daily net assets shall be computed in accordance with the currently effective Prospectus of the Company.

               Such compensation shall be made by the Company for the following expenses:

               (1) if Shares of any or all of the Company's Portfolios are sold by registered representatives of the Distributor or by broker/dealers that have entered into sales agreements with the Distributor, compensation paid to such registered representatives and broker/dealers in such proportions as may be determined from time to time as set forth in written agreements;

               (2) all other costs of distributing the Shares, as set forth in Section 1(b)(1) of this Plan;

               (3) the total amount spent on all distribution activities shall be in the sole discretion of the Distributor; provided, however, that in the event the costs of distribution of the Shares exceed the maximum amount reimbursable pursuant

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                      to this Plan and the Distribution Agreement for any or all of the Company's Portfolios, the Distributor shall be solely responsible for the payment of any such excess with respect to any or all of the Portfolios and the Company and its Portfolios shall have no responsibility therefor.

               (b) In the event the Distribution Agreement shall for any reason be terminated and neither the Distributor, the Investment Adviser to the Company, nor any other person shall have entered into a written agreement complying with Sections 6 and 7 of this Plan which, by its terms, provides for the payment of the costs of distributing the Shares by the Distributor, the Investment Adviser to the Company or such other person, as the case may be, then, in such event, the Company shall directly pay all costs of distribution referred to in Section 1(b)(1) of this Plan; provided that, subject to Section 7 of this Plan, the amount paid by the Company for distributing the Shares shall not exceed the percentage of average daily net assets set forth in Section 2(a) and (b) of this Plan.

               Section 3.  Portfolio Approvals.

               (a) The Company represents that this Plan, together with the Distribution Agreement, has been approved by a vote of the Board of Directors of the Company and of the directors of the Company who are not interested persons of the Company, as defined in Section 2(a)(19) of the 1940 Act and the rules, regulations and releases relating thereto, and have no direct or indirect financial interest in the operation of the Plan, or in the Distribution Agreement, or any other agreement related to the Plan ("Interested Persons"), cast in person at a meeting called for the purpose of voting on the Plan and the Distribution Agreement.

               (b)     In  approving the Plan  and the  Distribution  Agreement,
                       the   directors  of  the   Company  have  undertaken  the
                       following:

               (1) The Directors have concluded, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and Sections 36(a) and 36(b) of the 1940 Act, that the Plan will benefit the Company and its shareholders.

               (2) The Directors have requested and evaluated such information as was reasonably necessary to an informed determination of whether the Plan should be implemented, and, in connection therewith, officials of the Distributor, as a party to agreements related to the Plan, have furnished such information reasonably necessary for the foregoing purposes.


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               (3)     The  directors  have  considered  and  given  appropriate
                       weight to all pertinent factors, including, without limitation, the following:

                       (A)      the need for  independent  counsel or experts to
                                assist    the    directors    in    reaching   a
                                determination;

                       (B)      the nature of the   problems  or   circumstances
                                which purportedly make implementation of the Plan necessary or appropriate;

                       (C)      the causes of such problems or circumstances;

                       (D) the way in which the Plan would address these problems or circumstances and how it would be expected to resolve or alleviate them, including the nature and approximate amount of the expenditures to the overall cost structure of the Company, the nature of the anticipated benefits and the time it would take for those benefits to be achieved;

                       (E)      the merits of possible alternative plans;

                       (F) the interrelationship between the Plan and the activities of any other person who finances or has financed distribution of the Shares, including whether any payments by the Company to such other person are made in such a manner as to constitute the indirect financing of distribution by the Company; and

                       (G) the possible benefits of the Plan to any other person relative to those expected to inure to the Company.

     Section 4. Reports to and Review by the Board of Directors of the Company.

               (a) Any person authorized to direct the disposition of monies paid or payable by the Company pursuant to the Plan, the Distribution Agreement or any other agreement related to the Plan shall provide the Board of Directors of the Company, and the Board of Directors of the Company shall review, at least quarterly, a written report of the specific purposes for which such expenditures were made.

               (b) The Distribution Agreement and any other agreement related to the Plan shall, by their respective terms, provide that appropriate officers of the Distributor, or any party to such other

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        agreement,  shall  provide  the  directors  of  the  Company  with  such information as may be reasonably necessary to the directors of the Company for the purposes required by Sections 3(a), 3(b) and 8(d) of this Plan.

               Section 5. Selection of Directors. In connection with the implementation and continuation of the Plan, the Company hereby undertakes to commit the selection and nomination of directors of the Company who are not Interested Persons to a committee comprised of such directors who are not such Interested Persons.

               Section  6.  Concerning  the  Distribution  Agreement  and  Other
        Agreements Related to the Plan. In addition to the requirements contained in Sections 4(b) and 8 of the Plan, the Distribution Agreement and any other agreement related to the Plan shall be in writing and shall provide in substance that such agreement shall be terminated:

               (a) at any time, without the payment of any penalty, by vote of a majority of the members of the Board of Directors of a Portfolio who are not Interested Persons or by vote of a majority of the outstanding Shares of the Company on not more than sixty (60) days' written notice to the other party thereto; provided that if a majority of the outstanding Shares of any Portfolio votes to terminate this Plan, such termination shall be effective with respect to such Portfolio, whether or not the shareholders of any other Portfolio have voted to terminate this Plan; and

               (b)     automatically, in the event of its assignment.

               Section 7. Amendments and Modifications. The Plan, the Distribution Agreement and any other agreement related to the Plan shall not be amended, modified or superseded except by an agreement in writing, and, in addition:

               (a) may not be amended to increase materially the amount to be spent for costs of distribution of any Portfolio of the Company, as provided in Section 2 of this Plan, without the approval of a majority of the outstanding Shares of such Portfolio subject to such increase; and

               (b) may not be amended in any material manner unless such amendment has been approved in the manner provided in, and consistent with the procedures specified by, Sections 3(a), 3(b) and 8(d) of this Plan.

               (c) If a majority of the outstanding Shares of any Portfolio of the Company votes to amend this Plan, such amendment shall be effective with respect to such Portfolio, whether or not the Shareholders of any other Portfolio vote to adopt such amendment.

               Section 8.  Continuation and Termination.

               (a) The Plan shall terminate automatically in the event the shareholder approval required pursuant to Section 10 is not received.

               (b) The Plan, the Distribution Agreement and any other agreement related to the Plan shall continue in effect for a period of more than one (1) year from May 1, 1995, only as long as the continuance is specifically approved in the manner described in subsection (d) of this
        Section 8.

               (c) The Plan may be terminated at any time by a majority of the members of the Board of Directors of the Company who are not Interested Persons or by vote of a majority of the outstanding Shares of the Company.

               (d) In determining whether the Plan shall be continued or terminated as provided in Section 8, the directors of the Company shall make such determination in the manner provided in, and consistent with the procedures specified by, Sections 3(a) and 3(b) of this Plan; provided that, in addition to the factors specified in Section 3(b)(3), the directors of the Company shall also consider and give appropriate weight to the following factors:

               (1)     the effect of the Plan on existing shareholders; and

               (2) whether the Plan has, in fact, produced the anticipated benefits for the Company and its shareholders.

               Section 9.  Preservation of Information.

               (a)     The  Company  shall,  for a  period  of not less than six
                       (6)  years,  preserve   the   following  information  and
                       documentation:

               (1)     the Plan;

               (2)     the Distribution Agreement;

               (3)     any other agreement related to the Plan;

               (4)     any report made pursuant to Section 4 of the Plan; and

               (5) all minutes which are recorded as a result of the requirements of Sections 3, 7 or 8 of the Plan and which relate to the approval, amendment or continuation of the Plan, the Distribution Agreement or any other agreement related to the Plan.

               (b) With respect to the information and documentation required to be preserved pursuant to subsection (a) of this Section 9, such information and documentation shall be preserved in an easily accessible place for a period of not less than two (2) years.

               Section 10. Shareholder Approval and Effective Date. The effective date of this Plan shall be the date upon which the Company and its Portfolios commence a public offering of shares pursuant to a currently effective Registration Statement on Form N-1A and filed with the Securities and Exchange Commission. Wherever referred to in this Plan, the vote or approval of the holders of a majority of the outstanding Shares of the Company or any Portfolio of the Company shall mean the vote of (a) sixty-seven percent (67%) of such outstanding Shares present at a meeting if the holders of more than fifty percent (50%) of such outstanding Shares are present in person or by proxy or
        (b) more than fifty percent (50%) of such outstanding shares, whichever is lesser.


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                                   EXHIBIT 1


                             Section 2(a) Payments


                    Portfolio                  % Limitation
                    ---------                  ------------

                    KPM Equity Portfolio            .25


                    KPM Fixed Income Portfolio      .25